Exhibit 5.1

CLIFFORD CHANCE US LLP
31 WEST 52ND STREET
NEW YORK, NY 10019-6131
TEL +1 212 878 8000
FAX +1 212 878 8375
www.cliffordchance.com
August 13, 2010
Cogdell Spencer Inc.
4401 Barclay Downs Drive
Suite 300
Charlotte, North Carolina 28209-4670
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Cogdell Spencer Inc., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-163113) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
We are furnishing this letter to you in connection with the offer and sale by the Company of shares of the Company’s common stock, par value $0.01 per share, having an aggregate gross sales price of up to $40,000,000 (the “Shares”), for issuance pursuant to the Equity Distribution Agreement, dated August 13, 2010 (the “Equity Distribution Agreement”), among the Company, Cogdell Spencer LP (the “Operating Partnership”), and Citigroup Global Markets Inc. and KeyBanc Capital Markets Inc. (each an “Agent” and together, the “Agents”). The Shares are to be issued and sold, from time to time, through the Agents pursuant to the Registration Statement and the related prospectus, dated April 1, 2010 (the “Base Prospectus”), as amended by the prospectus supplement, dated August 13, 2010 (the “Prospectus Supplement” and together with the Base Prospectus, in the form in which they were first filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act being referred to as the “Prospectus”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Equity Distribution Agreement.
In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus and certain resolutions of the Board of Directors of the Company and the board of trustees of CS Business Trust I, a Maryland statutory trust and the general partner of the Operating Partnership (the “General Partner”), certified by an officer of the Company and an officer of the General Partner on behalf of the Operating Partnership, as applicable, on the date hereof as being complete, accurate and in effect, relating to the transactions contemplated by the Equity Distribution Agreement and other related matters. We have also examined executed originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement of the Company, the Bylaws of the Company, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”) and other documents, corporate, trust and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion set forth below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

CLIFFORD CHANCE US LLP
Cogdell Spencer Inc.
August 13, 2010

As to facts upon which this opinion is based, we have relied upon certificates and written statements of officers, trustees, partners, members and employees of and accountants for and other representatives of, the Company, the General Partner and the Operating Partnership, representations and warranties of the parties set forth in the Equity Distribution Agreement and the due performance by the parties of their respective obligations set forth in the Equity Distribution Agreement.
Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and in the manner contemplated by, the Registration Statement, the Prospectus Supplement and the Equity Distribution Agreement, will be legally issued, fully paid and nonassessable.
The opinion set forth in this letter relates only to the Maryland General Corporation Law. We express no opinion with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.
This letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares (the “Form 8-K”), which is incorporated by reference into the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.
We consent to the filing of this letter as an exhibit to the Form 8-K and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Clifford Chance US LLP